Go Call, Inc.
                              15 Queen Street East
                        Cambridge. Ontario, Canada N3C2A7

--------------------------------------------------------------------------------

                                  March 5, 1999

Country Star Restaurants, Inc.
4929 Wilshire Boulevard
Suite 428
Los Angeles, California 90010

Attn.: Dan J. Rubin, President

Re:    Proposed Business Combination

Gentlemen:

         This letter sets forth our intentions with respect to the principal terms and conditions of the proposed business combination transaction (the "Business Combination") involving Go Call Inc., a Delaware corporation ("GCI") and Country Star Restaurants, Inc., a Delaware corporation ("CSR").

         The basic terms and conditions of the Business Combination are as follows:

         1. TRANSACTION TERMS.

                  a. MAJORITY CONTROL. On the terms and subject to the conditions to be set forth in the Definitive Agreement as defined in Section 2 hereof, GCI will acquire an aggregate of 652,973 issued and outstanding shares of CSR's Common Stock, $.01 par value per share (the "CSR Majority Shares") from the 2 individual owners thereof (the "CSR Majority Shareholders") solely in exchange for 4,570,811 heretofore authorized but unissued shares of GCI's Common Stock, $.01 par value per share (the "GCI Stock"). The CSR Majority Shares represent approximately 92% of the 709,335 shares of CSR's Common Stock, $.01 par value per share, issued and outstanding as of the date of this letter of intent (the "L0I"). The GCI Stock will be issued to CSR's shareholders on a pro rata basis at which time CSR will become a 92% owned subsidiary of GCI. The foregoing is hereinafter referred to as the "Acquisition of Control".

                  b. SHORT FORM MERGER. As soon as practicable after the closing of the Acquisition of Control, but in no event later than 10 days after the closing, GCI and CSR shall consummate a statutory short from merger of subsidiary into parent under Section 253 of the Delaware General Corporations Law.

         2. DEFINITIVE AGREEMENT. The Business Combination is subject to the execution and delivery of a definitive Business Combination agreement (the "Definitive Agreement") between CSR and the CSR Majority Shareholders the basic terms and conditions set forth herein together with such other representations, warranties, covenants, terms, indemnities, and conditions as would be usual and customary for a transaction of this nature and which are mutually agreeable to the parties, including, without limitation, the making of all necessary filings and the obtaining of all necessary approvals or consents from third parties required to consummate the proposed transaction. The execution and delivery of the Definitive Agreement by CSR shall be subject to the approval of the CSR's Board of Directors. In addition, the parties' obligations to proceed with Closing of the Definitive Agreement shall be subject to the satisfaction of the conditions in Section 11 hereof

         3. CLOSING DATE. The closing of the Business Combination (the "Closing") will occur within three business days after the satisfaction of all conditions to closing stated in the Definitive Agreement. The date on which the Closing occurs is referred to in this letter as the "Closing Date".

         4. BEST EFFORTS. GCI and CSR shall negotiate in good faith and use their best efforts to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery at the earliest reasonably practical date. GCI and CSR will thereupon use their best efforts to effect the Closing and to proceed with the transactions contemplated by the Definitive Agreement as promptly as is reasonably practicable.

         5. TERMINATION. This LOI may be terminated by CSR if the Definitive Agreement has not been negotiated, executed and delivered on or before March 30, 1999. Once executed, the Definitive Agreement shall supersede this letter of intent in its entirety.

         6. ACCESS TO RECORDS. For so long as negotiations with respect to the proposed Business Combination are pending and have not been terminated by either party, each party shall have access to the other party's books and records for purposes of evaluating the other party's assets, liabilities, financial condition and prospects and the validity of the representations and warranties made by the other party and their respective shareholders in the Definitive Agreement.

         7. CONFIDENTIALITY. GCI and its shareholders, on the one hand, and CSR and its shareholders, on the other hand, will keep confidential all information and materials regarding the other party reasonably designated by such party as confidential. The provisions of this Section 7 shall not apply to any information which is or shall become part of the public domain through no fault of the party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. GCI and CSR agree that no public disclosure will be made by either party of the existence of this Letter of Intent or any of its terms without first advising the other party and obtaining its consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

         8. STANDSTILL AGREEMENT. For the greater of fifteen (15) days from the date hereof or so long as this letter remains in effect as provided in Section 5 above, neither GCI nor GCI's shareholders will (i) make or encourage any offer or enter into any understanding or agreement for the purchase, merger or other acquisition of any capital stock or assets of an operating company (other than CSR); (ii) entertain or pursue any unsolicited offer for any such transaction; or (iii) furnish to any person or entity (other than CSR, and its authorized agents and representatives) any nonpublic information concerning GCI or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible transaction of the type that GCI is contemplating pursuant to this letter of intent, without consent of CSR, which consent shall not be unreasonably withheld.

         9. EXPENSES. Except as otherwise set forth herein or in the Definitive Agreement, each party shall bear their own expenses incident to the transactions contemplated herein up until and including the Closing of the Definitive Agreement.

         10. LETTER OF INTENT. It is understood that this letter is not a contract, but merely an intent of the parties to engage into the Definitive and no commitment is other implied, except for the provisions set forth in Sections 2 through 9 hereof. Except as stated in the immediately preceding sentence, no binding agreement shall exist unless and until the Definitive Agreement has been executed and delivered by the parties, and then only as and to the extent stated therein.

         11. CONDITIONS. The Closing of the Business Combination will be subject to the following conditions:

         A. Conditions to be Satisfied in order for CSR to proceed:

            1. Complete and satisfactory due diligence review of GCI by CSR.

            2. Approval of the shareholders and Board of Directors of GCI.

            3. GCI shall deliver audited financial statements and notes thereto covering the two fiscal years ended December 31,1998, including income statements, balance sheets and statements of cash flow and stockholders equity (the "GCI Financial Statements"), such statements to include an unqualified audit report issued by a firm of independent certified public accountants.

            4. There shall have been no material adverse changes in GCI, financial or otherwise, from the information provided in the GCI Financial Statements.

            5. Immediately prior to the Closing of the Business Combination, GCI shall have a positive tangible net worth of at least $2,000,000, as determined in accordance with generally accepted accounting principles.

            6. The capitalization of GCI shall consist of 20 million shares of authorized common stock, $.01 par value per share, of which not more than 15,000,000 shares shall be issued and outstanding immediately prior to the Business Combination. There shall be at least 500 record holders of common stock of GCI.

            7. There shall be no GCI Common Stock Equivalents outstanding immediately before the Business Combination. For purposes of the foregoing, "GCI Common Stock Equivalents" shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the GCI, or obligating GCI to issue, any shares of any class of the capital stock of GCI or any securities convertible into or exchangeable for such shares.

            8. GCI shall be the surviving corporation in the Business Combination from a corporate law perspective and the Business Combination shall be accounted for as a pooling of interests for accounting and financial statement purposes.

            9. Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from GCI's lenders, creditors, vendors, lessors.

         B. Conditions to be Satisfied in order for GCI to proceed:

            1. Complete and satisfactory due diligence review of CSR by GCI.

            2. Approval of the Board of Directors of CSR.

            3. Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from CSR's lenders, creditors, vendors, lessors.

            4. CSR shall deliver audited financial statements and notes thereto covering the two fiscal years ended December 31,1998, including income statements, balance sheets and statements of cash flow and stockholders equity (the "CSR Financial Statements"), such statements to include an unqualified audit report issued by a firm of independent certified public accountants.

            5. There shall have been no material adverse changes in CSR, financial or otherwise, from the information provided in the CSR Financial Statements.

            6. Immediately prior to the Closing of the Business Combination, CSR shall have a positive tangible net worth of at least $4,000,000, as determined in accordance with generally accepted accounting principles.

            7. The capitalization of CSR shall consist of (i) 250,000,000 million shares of authorized common stock, $.01 par value per share, of which not more than 709,335 shares shall be issued and outstanding immediately prior to the Business Combination. There shall be at least 7,000 record holders of common stock of CSR.

            8. There shall be no CSR Common Stock Equivalents outstanding immediately before the Business Combination. For purposes of the foregoing, "CSR Common Stock Equivalents" shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the CSR, or obligating CSR to issue, any shares of any class of the capital stock of CSR or any securities convertible into or exchangeable for such shares.

            9. The executive officer and directors of CSR shall have submitted their resignations for personal reasons.

If this letter accurately sets forth your understanding of the proposed transaction with respect to the matters discussed above, please so indicate by executing a copy of this letter below and returning the executed copy to the undersigned.

Very truly yours,

Go Call, Inc.


By: /s/ Michael Ruge
   --------------------------
   Michael Ruge, CEO

AGREED TO AND ACCEPTED:
this 5th day of March, 1999

Country Star Restaurants, Inc.


By: /s/ Dan J. Rubin
   ---------------------------
   Dan J. Rubin, CEO